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                                                                    EXHIBIT 99.1


              ON STAGE COMPLETES GEDCO ACQUISITION FOR $14 MILLION
                 AND SECURES A $20 MILLION ACQUISITION FACILITY

ORLANDO, March 15, 1998 -- On Stage Entertainment (NASDAQ: ONST) today announced that it has completed the previously announced acquisition of certain assets from Gedco USA, Inc. (the "Gedco Acquisition") for $14 million by using $12.5 million of a $20 million credit facility provided to On Stage Entertainment by Imperial Credit Commercial Mortgage Investment Corporation (NASDAQ: ICMI). Under the terms of their agreement Imperial may also provide On Stage Entertainment with up to an additional $30 million of mortgage related financing.

On Stage Entertainment anticipates that the Gedco Acquisition will more than double On Stage Entertainment's annual revenues in 1998 to over $30 million. For the nine months ended September 30, 1997 the acquired assets from Gedco USA, Inc. had unaudited revenues of $10.7 million and earnings before interest, taxes, depreciation and amortization of $2.0 million. The Gedco Acquisition affirms On Stage Entertainment's position as a leading worldwide provider of affordable live entertainment and gives the company leading positions in the lucrative Orlando and Southern California dinner theater markets.

Gerard O'Riordan, President of Gedco USA, Inc. has joined On Stage Entertainment as President of On Stage Theaters, Inc., a wholly owned subsidiary, which holds and manages the acquired dinner theaters and piano bar as well as other selected theaters of On Stage Entertainment. Prior to founding Gedco, Gerard worked with Planet Hollywood, Hard Rock Cafe and Rank PLC in various senior management and advisory positions.

"We warmly welcome Gedco's employees to the On Stage family. We are very excited to have Gerard O'Riordan as part of our senior management team. The combination of On Stage's production talents with Gedco's operational expertise takes On Stage Entertainment to another level," said John Stuart, Chairman and CEO of On Stage Entertainment.

Included in the Gedco Acquisition are substantially all of the income producing assets and associated real property of Orlando Entertains and LA Entertains; consisting of King Henry's Feast, Blazing Pianos(R) piano bar and the Fort Liberty shopping complex that includes a Wild Bill's Dinner Theater located in greater Orlando, Florida; and a second Wild Bill's Dinner Theater located in Buena Park, California.

On Stage Entertainment, Inc. develops and produces live theatrical productions for domestic and international audiences. The Company's flagship Legends in Concert(R) production is a live tribute show featuring talented artists re-creating the performances of legendary superstars of past and present music and motion picture icons. Legends in Concert(R) is the longest running independently produced show in Las Vegas history. With the recent announcement of three additional Legends in Concert(R) shows, the Company now will have ten continuously running



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shows during the 1998 season. In addition to Legends in Concert(R), the Company has developed and produced 15 other theatrical productions since its founding in 1985, including other tribute-type shows, and a variety of musical reviews, magic, ice and specialty shows.

This document contains certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include certain information relating to future financial results, the Company's consolidation strategy, as well as information that may be contained elsewhere in this document where statements are preceded by, followed by or include the words "believes," "expects," "estimates," "anticipates" "plans, or similar expressions. For such statements On Stage Entertainment, Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, those discussed in the various documents filed by On Stage Entertainment, Inc. with the Securities and Exchange Commission.
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For further information, contact:
---------------------------------

Kiran Sidhu                                       Tom Payne
Chief Financial Officer                           President
On Stage Entertainment, Inc.                      Payne & Associates
702-253-1333 (tel.)                               954-783-6992 (tel.)